Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846

www.rlicorp.com

RLI declares 128th consecutive dividend

PEORIA, ILLINOIS, May 1, 2008, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a second quarter cash dividend of $0.25 per share, reflecting a two cent, or 9%, increase over the previous quarter’s dividend.  The dividend, which is payable on  July 15, 2008, to shareholders of record as of June 30, 2008, will take RLI’s cumulative return to shareholders to more than $166 million over 128 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 33 years.

The company’s dividend yield would be 2.1%, based on the $1.00 indicated annual dividend and yesterday’s closing stock price of $48.00.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 27 of the last 31 years, including the last 12. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at  or visit our website at .

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